Exhibit 99.2

Q2 FY27
Letter to Shareholders
November 4, 2026

November 4, 2026
Dear Shareholders,
In Q2 FY27, Cirrus Logic delivered revenue of $559.5 million and GAAP and non-GAAP earnings per share of $2.23 and $2.70, respectively. During the quarter, we were pleased to see our latest-generation custom boosted amplifier and 22-nanometer smart codec featured in newly launched smartphones, along with a higher attach rate of our third-generation camera controller. We also made progress on the development of new custom components, taping out our fourth-generation camera controller and continuing development of our smart power IC for 3D sensing applications. Beyond smartphones, a new premium six-speaker PC based on NVIDIA’s RTX Spark™ platform featuring Cirrus Logic amplifiers and a codec was recently introduced, and we taped out our second-generation smart codec for AI-enabled PCs. In our general market business, we began sampling our new analog front-end components for smart metering and secured the first production orders for our new industrial imaging components. Finally, subsequent to the end of the quarter, we completed the acquisition of INVENTVM, a fabless semiconductor company specializing in mixed-signal power management and audio integrated circuits. This acquisition not only expands our engineering capacity but also strengthens our competitive position and product portfolio in the emerging consumer wearable and AI gadget markets. Looking ahead, we remain optimistic about our opportunities to leverage our mixed-signal design and signal processing expertise to drive growth across both existing and new applications and markets.
Figure A: Cirrus Logic Q2 FY27 Results

	GAAP	Adj.	Non-GAAP*
Revenue	$559.5		$559.5
Gross Profit	$300.6	$0.2	$300.8
Gross Margin	53.7%		53.8%
Operating Expense	$168.2	$(26.6)	$141.6
Operating Income	$132.4	$26.8	$159.2
Operating Profit	23.7%		28.5%
Interest Income, Net	$9.7		$9.7
Other Expense	$(0.1)		$(0.1)
Income Tax Expense	$27.2	$2.4	$29.6
Net Income	$114.7	$24.5	$139.2
Diluted EPS	$2.23	$0.48	$2.70
*Complete GAAP to non-GAAP reconciliations are available on page 11
Numbers may not sum due to rounding
$ millions, except EPS

Revenue and Gross Margin
Revenue for the September quarter was $559.5 million, up 22 percent quarter over quarter and flat year over year. The increase on a sequential basis reflects higher smartphone unit volumes and increased content shipping into smartphones, and to a lesser extent, growth in custom components in non-smartphone applications. This was partially offset by a decline in PCs, and to a lesser extent, a reduction in revenue from certain general market components that are coming to their end of life. On a year-over-year

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basis, revenue was flat as increased smartphone unit volumes and higher content shipping into smartphones were offset by lower general market sales and previously anticipated pricing reductions. In the December quarter, we expect revenue to range from $510 million to $570 million, down three percent sequentially and down seven percent year over year at the midpoint.
In Q2 FY27, revenue derived from our audio and HPMS product lines represented 56 percent and 44 percent of total revenue, respectively. One customer contributed approximately 93 percent of total revenue in Q2 FY27. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q3 FY25 to Q3 FY27

700
600
500
400
300
200
100
0
556
424
407
561
581
449
460
559
540*
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
Q3 FY26
Q4 FY26
Q1 FY27
Q2 FY27
Q3 FY27
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of November 4, 2026
GAAP gross margin in the September quarter was 53.7 percent, compared to 52.6 percent in Q1 FY27 and 52.5 percent in Q2 FY26. The quarter-over-quarter increase in gross margin reflects lower wafer costs, largely driven by the temporary benefit from wafers purchased under prior agreements with GlobalFoundries, and lower production ramp expenses. On a year-over-year basis, gross margin increased due to a favorable product mix, lower inventory reserves, and a temporary benefit from wafers purchased under prior agreements with GlobalFoundries. These increases were partially offset by higher freight expense and supply chain costs. Non-GAAP gross margin in the September quarter was 53.8 percent, compared to 52.7 percent in Q1 FY27 and 52.5 percent in Q2 FY26. In the December quarter, we expect gross margin to range from 51 percent to 53 percent.

Q2 FY27 Letter to Shareholders	3

Operating Profit, Tax, and EPS
Operating profit for Q2 FY27 was 23.7 percent on a GAAP basis and 28.5 percent on a non-GAAP basis. GAAP operating expense was $168.2 million and included $18.0 million in stock-based compensation and $1.6 million in amortization of acquisition intangibles. GAAP operating expense also included $6.9 million in acquisition-related costs, including professional fees and other discrete costs incurred in connection with acquisition-related activity, as well as acquisition-specific employee bonus and retention payments.
On a sequential basis, GAAP operating expense increased by $10.8 million, primarily driven by acquisition-related costs and, to a lesser extent, higher product development expenses and variable compensation. This was partially offset by a decrease in stock-based compensation. Within employee-related expenses, an increase in salaries driven by higher headcount was offset by a seasonal reduction in benefits costs. On a year-over-year basis, GAAP operating expense increased by $18.6 million primarily due to higher employee-related expenses, acquisition-related costs, product development expenses, and R&D development expenses. This was partially offset by a decrease in stock-based compensation and variable compensation expense. Non-GAAP operating expense for the quarter was $141.6 million, up $6.2 million sequentially and $13.9 million year over year. The company’s total headcount exiting Q2 was 1,815, up 98 employees from the prior quarter as we continue to increase our investment in R&D to address the growing opportunities across our business.
Combined GAAP R&D and SG&A expenses for Q3 FY27 are expected to range from $184 million to $190 million, including approximately $21 million in stock-based compensation expense, $9 million in acquisition-related costs, and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $152 million and $158 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q3 FY25 to Q3 FY27

*Reflects midpoint of combined R&D and SG&A guidance as of November 4, 2026

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For the September quarter, GAAP tax expense was $27.2 million on GAAP pre-tax income of $142.0 million, resulting in an effective tax rate of 19.2 percent. Non-GAAP tax expense for the quarter was $29.6 million on non-GAAP pre-tax income of $168.8 million, resulting in a non-GAAP effective tax rate of 17.5 percent. We estimate that our FY27 non-GAAP effective tax rate will range from approximately 16 percent to 18 percent.
GAAP earnings per share for the September quarter was $2.23, compared to $1.47 in the prior quarter and $2.48 in Q2 FY26. Non-GAAP earnings per share for the September quarter was $2.70, versus $1.84 in Q1 FY27 and $2.83 in Q2 FY26.

Balance Sheet
Our cash and investment balance at the end of Q2 FY27 was $1.1 billion, down $90.9 million from Q1 FY27. Cash flow from operations for the September quarter was $50.9 million. During the quarter, we repurchased 991,983 shares at an average price of $126.51, returning $125.5 million of cash to shareholders in the form of buybacks. At the end of Q2 FY27, the company had $114.1 million remaining in its share repurchase authorization. Subsequent to Q2 FY27, the company utilized $18.6 million to repurchase 170,757 shares at an average price of $108.67 under a Rule 10b5-1 trading plan. Further, the Board of Directors recently authorized the company to repurchase up to an additional $500 million of Cirrus Logic common stock. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases. Q2 FY27 inventory was $271.2 million, up from $262.7 million in Q1 FY27.

Company Strategy
We believe that our long-term growth is best served by the successful execution of three core strategic priorities: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength and intellectual property in audio and HPMS to expand into additional applications and markets with both existing and new components.
In audio, demand for our latest-generation custom boosted amplifier and 22-nanometer smart codec remained strong, and we were delighted to see these components featured once again in our customer's newly launched devices. These products deliver exceptional audio performance and meaningful power and efficiency advantages, while also enabling considerable flexibility in system design. Our custom audio components have historically had long production lifecycles, with the prior generations of our codec and amplifiers shipping for five and six years, respectively. We expect our current generation to follow a similar trajectory, providing the company with solid long-term visibility and sustained revenue contribution. Looking ahead, we remain closely engaged with our customer on future audio innovations as we continue to strengthen our leadership in this core area of our business.
Beyond audio, we continue to expand our smartphone content with HPMS solutions. Since fall 2020, we have introduced three generations of camera controllers, each delivering greater performance and more advanced capabilities than the last. Historically, each new generation has launched in premium models

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and has been subsequently designed into a wider range of devices over time. Consistent with this pattern, we were pleased to see a higher attach rate of our third-generation controller in certain models of recently introduced smartphones. This broader adoption reflects the growing value our technology delivers as our customer extends more advanced capabilities across a wider range of camera functions. Continuing to execute on our camera roadmap, we recently taped out our fourth-generation controller, which we expect to begin production in calendar year 2028 and to further increase our content per device.
Across our entire smartphone business, we are excited about the path of content growth over the next several product cycles. In the near term, we expect the successive launch windows over the next approximately 18 months to see growth in attach rates across a number of our existing ICs. Beyond that, we expect to build on these gains and further increase our content per device with multiple new components that are now in development, including our fourth-generation camera controller, smart power IC for 3D sensing, and other HPMS components. Alongside these gains, we also anticipate continued positive contributions from content expansion in accessories, wearables, and other non-smartphone devices.
Outside of smartphones, we continue to make progress executing on our third strategic priority to expand into new applications and markets. The PC market continues to be affected by memory and other component shortages and the associated pricing pressure, which market research indicates is driving significant declines in unit volumes this year and will further erode shipments in calendar year 2027. These conditions have delayed the introduction of certain new models, most of which are expected to have more of our content per system and higher volumes. While these headwinds are impacting our near-term outlook, the design wins behind those models remain in place, our customer engagement on new programs remains strong, and we believe we are positioned for growth as demand recovers.
Even in this environment, we are seeing tangible evidence of our progress that reinforces our confidence in our PC business. This includes the launch by a tier 1 OEM of a new premium PC based on NVIDIA’s RTX Spark™ platform, which features a six-speaker audio system powered by Cirrus Logic amplifiers and a codec. This design showcases our ability to deliver rich, high-fidelity audio in thin and power-efficient form factors. We are also excited about the opportunity to enable voice as a natural interface for AI-enabled PCs. Our latest smart codec integrates a dedicated DSP and a low-power wake-up signal chain that handles wake-word detection, noise reduction, and audio buffering independently of the CPU or NPU. This enables an always-on, conversational interaction while simultaneously preserving battery life. Customer interest in this product was strong during the quarter, and over time we anticipate that voice capabilities will extend from premium platforms into a broader range of mainstream designs. Further expanding our product portfolio, we recently taped out our second-generation smart codec for AI-enabled PCs. Beyond PCs, we also see a growing opportunity in AI gadgets and smart glasses as AI assistants move beyond the smartphone into new types of wearable and portable devices. These small, battery-powered products need high-quality audio and efficient power management in a very compact design, which plays directly to our strengths. We are engaged with several market leaders and expect end devices utilizing our products to come to market in the next few quarters.
Beyond PCs and wearables, we continue to expand our general market business across a broad base of customers and applications in the professional audio, automotive, industrial, and imaging markets. These components typically have long lifecycles and gross margins above our corporate average, and over the past several years we have invested in new product families designed to broaden our reach across these markets. During the September quarter, we began sampling our analog front-end components for smart metering in electrification applications. We also secured the first production orders for our new industrial imaging components, which are designed for high-precision scanning in applications such as line-scan

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machine vision and optical inspection. Unlike alternative solutions that require separate illumination drivers, sensor-timing circuitry, and signal conditioning, this product family integrates these functions into a scalable imaging front end. This integration, coupled with a new architecture, enables faster scan times, greater efficiency, and lower system costs by reducing component count and simplifying system design. Customer engagement with these components has remained strong since we introduced this product family earlier this year, and we expect to begin mass production in the December quarter.
Finally, we are excited to have completed the acquisition of INVENTVM, a fabless semiconductor company based in Pavia, Italy, that specializes in mixed-signal power management and audio integrated circuits. Our teams have collaborated closely for the past five years, giving us firsthand insight into their engineering talent and R&D capabilities. The combined team not only expands our engineering capacity but also strengthens both our competitive position and product portfolio in the emerging consumer wearable and AI gadget markets.

Summary and Guidance
For the December quarter, we expect the following results:
•Revenue to range between $510 million and $570 million;
•GAAP gross margin to be between 51 percent and 53 percent; and
•Combined GAAP R&D and SG&A expenses to range between $184 million and $190 million, including approximately $21 million in stock-based compensation expense, $9 million in acquisition-related costs, and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $152 million and $158 million.
In conclusion, we delivered solid financial results in Q2 FY27 while also continuing to execute on our strategic priorities. During the quarter, our custom audio and HPMS components were featured in newly launched smartphones, and we also saw higher attach rates of our third-generation camera controller. Development activity across our portfolio was strong as we taped out our fourth-generation camera controller for smartphones and second-generation smart codec for AI-enabled PCs. We are also pleased to have further strengthened our engineering capabilities through the acquisition of INVENTVM. With an extensive product roadmap and a strong pipeline of opportunities, we believe Cirrus Logic is well-positioned to drive long-term growth and deliver shareholder value.
Sincerely,

John Forsyth President & Chief Executive Officer	Jeff Woolard Chief Financial Officer

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Financial Results Conference Call
Cirrus Logic will host a live Q&A session at 5 p.m. ET today to discuss its financial results and business outlook. Participants may listen to the call on the Cirrus Logic website. A replay of the call can be accessed at the same website.

Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, the company has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Acquisition-related costs include professional fees and other discrete costs incurred in connection with acquisition-related activity, as well as acquisition-specific employee bonus and retention payments. The employee payments were established in connection with completed acquisitions, are subject to transaction-specific employment or retention conditions, and are not expected to recur after the applicable transaction-related obligations are satisfied. These amounts are excluded from the company’s non-GAAP measures because management believes they are not indicative of the company’s ongoing operating performance.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our belief that the acquisition of INVENTVM expands our engineering capacity and strengthens our competitive position and product portfolio in the emerging consumer wearable and AI gadget markets; our ability to leverage our mixed-signal design and signal processing expertise to drive growth across both existing and new applications and markets; our expectation that we will continue to increase our investment in R&D to address the growing opportunities across our business; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our latest-generation custom boosted amplifier and 22-nanometer smart codec will follow a production lifecycle similar to that of prior generations, providing the company with solid long-term visibility and sustained revenue contribution;

Q2 FY27 Letter to Shareholders	8

our ability to strengthen our leadership in audio through continued engagement with our customer on future audio innovations; our expectation that our fourth-generation camera controller will begin production in calendar year 2028 and further increase our content per device; our expectation of increasing our content over the next several product cycles; our ability to grow attach rates across a number of our existing ICs over the next approximately 18 months; our ability to develop our smart power IC for 3D sensing on schedule, as well as additional custom power and battery products; our expectation that our investments will contribute to product diversification and support long-term growth across HPMS; our expectations regarding the impact of memory and other component shortages and the associated pricing pressure on PC unit volumes and the timing of new model introductions; our belief that we are positioned for growth as PC demand recovers; our ability to enable voice as a natural interface for AI-enabled PCs; our expectation that voice capabilities will extend from premium platforms into a broader range of mainstream designs over time; our ability to develop our second-generation smart codec for AI-enabled PCs; our belief that AI gadgets and smart glasses represent a growing opportunity; our expectation that end devices utilizing our products will come to market in the next few quarters; our expectation that our general market components will have long lifecycles and gross margins above our corporate average; our belief that our new product families will broaden our reach across the professional audio, automotive, industrial, and imaging markets; our expectation that our industrial imaging components will enable faster scan times, greater efficiency, and lower system costs; our expectation that we will begin mass production of our industrial imaging components in the December quarter; our belief that Cirrus Logic is well-positioned to drive long-term growth and deliver shareholder value; our expectations for strong cash flow generation over the long term; our ability to drive further application and market diversification in the coming years; our non-GAAP effective tax rate for the full fiscal year 2027; and our forecasts for the third quarter of fiscal year 2027 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, acquisition-related costs, amortization of acquisition intangibles, and non-GAAP operating expense range. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the third quarter of fiscal year 2027, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes in government trade policies, including the imposition of tariffs and export restrictions; changes in tax laws, tax credits or incentives, or exposure to additional tax liabilities; global economic conditions and uncertainty; and the risk factors listed in our Form 10-K for the year ended March 28, 2026 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this shareholder letter, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q2 FY27 Letter to Shareholders	9

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended			Six Months Ended
	Sep. 26, 2026	Jun. 27, 2026	Sep. 27, 2025	Sep. 26, 2026	Sep. 27, 2025
	Q2'27	Q1'27	Q2'26	Q2'27	Q2'26
Audio	$314,509	$249,034	$318,214	$563,544	$558,257
High-Performance Mixed-Signal	244,953	210,689	242,746	455,641	409,975
Net sales	559,462	459,723	560,960	1,019,185	968,232
Cost of sales	258,909	217,868	266,586	476,778	459,828
Gross profit	300,553	241,855	294,374	542,407	508,404
Gross margin	53.7%	52.6%	52.5%	53.2%	52.5%

Research and development	123,341	115,013	110,021	238,354	212,913
Selling, general and administrative	44,840	42,406	39,589	87,246	78,333
Total operating expenses	168,181	157,419	149,610	325,600	291,246

Income from operations	132,372	84,436	144,764	216,807	217,158

Interest income, net	9,672	10,082	8,695	19,754	17,317
Other expense	(62)	(363)	(63)	(425)	(451)
Income before income taxes	141,982	94,155	153,396	236,136	234,024
Provision for income taxes	27,243	17,304	21,800	44,546	41,731
Net income	$114,739	$76,851	$131,596	$191,590	$192,293

Basic earnings per share	$2.30	$1.52	$2.57	$3.81	$3.74
Diluted earnings per share	$2.23	$1.47	$2.48	$3.69	$3.61

Weighted average number of shares:
Basic	49,902	50,550	51,175	50,226	51,451
Diluted	51,481	52,353	53,054	51,907	53,195

Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY27 Letter to Shareholders	10

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Six Months Ended
	Sep. 26, 2026	Jun. 27, 2026	Sep. 27, 2025	Sep. 26, 2026	Sep. 27, 2025
Net Income Reconciliation	Q2'27	Q1'27	Q2'26	Q2'27	Q2'26
GAAP Net Income	$114,739	$76,851	$131,596	$191,590	$192,293
Amortization of acquisition intangibles	1,647	1,647	1,648	3,295	3,295
Stock-based compensation expense	18,273	20,589	20,597	38,862	41,406
Acquisition-related costs (1)	6,897	—	—	6,897	—
Adjustment to income taxes	(2,380)	(2,988)	(3,861)	(5,368)	(6,700)
Non-GAAP Net Income	$139,176	$96,099	$149,980	$235,276	$230,294

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$2.23	$1.47	$2.48	$3.69	$3.61
Effect of Amortization of acquisition intangibles	0.03	0.03	0.03	0.06	0.06
Effect of Stock-based compensation expense	0.36	0.40	0.39	0.75	0.78
Effect of Acquisition-related costs	0.13	—	—	0.13	—
Effect of Adjustment to income taxes	(0.05)	(0.06)	(0.07)	(0.10)	(0.12)
Non-GAAP Diluted earnings per share	$2.70	$1.84	$2.83	$4.53	$4.33

Operating Income Reconciliation
GAAP Operating Income	$132,372	$84,436	$144,764	$216,807	$217,158
GAAP Operating Profit	23.7%	18.4%	25.8%	21.3%	22.4%
Amortization of acquisition intangibles	1,647	1,647	1,648	3,295	3,295
Stock-based compensation expense - COGS	276	238	363	514	663
Stock-based compensation expense - R&D	12,651	13,245	13,019	25,895	26,091
Stock-based compensation expense - SG&A	5,346	7,106	7,215	12,453	14,652
Acquisition-related costs (1)	6,897	—	—	6,897	—
Non-GAAP Operating Income	$159,189	$106,672	$167,009	$265,861	$261,859
Non-GAAP Operating Profit	28.5%	23.2%	29.8%	26.1%	27.0%

Operating Expense Reconciliation
GAAP Operating Expenses	$168,181	$157,419	$149,610	$325,600	$291,246
Amortization of acquisition intangibles	(1,647)	(1,647)	(1,648)	(3,295)	(3,295)
Stock-based compensation expense - R&D	(12,651)	(13,245)	(13,019)	(25,895)	(26,091)
Stock-based compensation expense - SG&A	(5,346)	(7,106)	(7,215)	(12,453)	(14,652)
Acquisition-related costs (1)	(6,897)	—	—	(6,897)	—
Non-GAAP Operating Expenses	$141,640	$135,421	$127,728	$277,060	$247,208

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$300,553	$241,855	$294,374	$542,407	$508,404
GAAP Gross Margin	53.7%	52.6%	52.5%	53.2%	52.5%
Stock-based compensation expense - COGS	276	238	363	514	663
Non-GAAP Gross Profit	$300,829	$242,093	$294,737	$542,921	$509,067
Non-GAAP Gross Margin	53.8%	52.7%	52.5%	53.3%	52.6%

Effective Tax Rate Reconciliation
GAAP Tax Expense	$27,243	$17,304	$21,800	$44,546	$41,731
GAAP Effective Tax Rate	19.2%	18.4%	14.2%	18.9%	17.8%
Adjustment to income taxes	2,380	2,988	3,861	5,368	6,700
Non-GAAP Tax Expense	$29,623	$20,292	$25,661	$49,914	$48,431
Non-GAAP Effective Tax Rate	17.5%	17.4%	14.6%	17.5%	17.4%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.53	$0.33	$0.41	$0.86	$0.78
Adjustment to income taxes	0.05	0.06	0.07	0.10	0.12
Non-GAAP Tax Expense	$0.58	$0.39	$0.48	$0.96	$0.90

(1) Acquisition-related costs include professional fees and other discrete costs incurred in connection with acquisition-related activity, as well as acquisition-specific employee bonus and retention payments.

Q2 FY27 Letter to Shareholders	11

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Sep. 26, 2026	Mar. 28, 2026	Sep. 27, 2025
ASSETS
Current assets
Cash and cash equivalents	$720,124	$800,930	$593,476
Marketable securities	31,923	86,697	52,424
Accounts receivable, net	365,753	220,149	355,397
Inventories	271,198	240,871	236,409
Prepaid assets	47,080	47,587	51,657
Prepaid wafers	—	14,733	45,056
Other current assets	27,815	22,741	32,581
Total current assets	1,463,893	1,433,708	1,367,000

Long-term marketable securities	324,387	266,160	250,146
Right-of-use lease assets	113,552	120,676	125,315
Property and equipment, net	151,549	143,975	151,154
Intangibles, net	17,470	20,727	24,451
Goodwill	435,936	435,936	435,936
Deferred tax assets	44,851	49,824	46,511
Other assets	37,769	18,368	29,170
Total assets	$2,589,407	$2,489,374	$2,429,683

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$104,407	$80,645	$79,974
Accrued salaries and benefits	55,442	52,723	52,689
Software license agreements	16,586	22,229	26,803
Current lease liabilities	21,863	19,872	19,481
Other accrued liabilities	30,193	19,187	31,376
Total current liabilities	228,491	194,656	210,323

Non-current lease liabilities	105,871	114,105	120,985
Non-current income taxes	48,031	46,721	45,357
Software license agreements and other	14,846	5,896	10,576
Total long-term liabilities	168,748	166,722	176,918

Stockholders' equity:
Capital stock	1,986,816	1,945,958	1,903,638
Accumulated earnings	211,034	184,881	139,025
Accumulated other comprehensive loss	(5,682)	(2,843)	(221)
Total stockholders' equity	2,192,168	2,127,996	2,042,442
Total liabilities and stockholders' equity	$2,589,407	$2,489,374	$2,429,683
Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY27 Letter to Shareholders	12

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Sep. 26,	Sep. 27,
	2026	2025
	Q2'27	Q2'26
Cash flows from operating activities:
Net income	$114,739	$131,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,591	12,704
Stock-based compensation expense	18,273	20,597
Deferred income taxes	10,457	7,470
Other non-cash adjustments	204	68
Net change in operating assets and liabilities:
Accounts receivable	(111,782)	(141,312)
Inventories	(8,452)	42,575
Prepaid wafers	—	16,878
Other assets	(18,036)	(8,485)
Accounts payable and other accrued liabilities	39,376	29,451
Income taxes payable	(7,464)	(19,328)
Net cash provided by operating activities	50,906	92,214
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	81,651	39,752
Purchases of available-for-sale marketable securities	(85,423)	(43,171)
Purchases of property, equipment and software	(8,418)	(3,868)
Investments in technology	(225)	(642)
Net cash used in investing activities	(12,415)	(7,929)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	667	1,568
Repurchase of stock to satisfy employee tax withholding obligations	(1,202)	(1,261)
Repurchase and retirement of common stock	(128,498)	(39,986)
Net cash used in financing activities	(129,033)	(39,679)
Net (decrease) increase in cash and cash equivalents	(90,542)	44,606
Cash and cash equivalents at beginning of period	810,666	548,870
Cash and cash equivalents at end of period	$720,124	$593,476
Prepared in accordance with Generally Accepted Accounting Principles

Q2 FY27 Letter to Shareholders	13

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Sep. 26,	Sep. 26,	Jun. 27,	Mar. 28,	Dec. 27,
	2026	2026	2026	2026	2025
	Q2'27	Q2'27	Q1'27	Q4'26	Q3'26
Net cash provided by operating activities (GAAP)	$557,288	$50,906	$64,128	$151,420	$290,834
Capital expenditures	(31,703)	(8,643)	(15,504)	(2,396)	(5,160)
Free Cash Flow (Non-GAAP)	$525,585	$42,263	$48,624	$149,024	$285,674

Cash Flow from Operations as a Percentage of Revenue (GAAP)	27%	9%	14%	34%	50%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	2%	3%	1%	1%
Free Cash Flow Margin (Non-GAAP)	26%	8%	11%	33%	49%

Q2 FY27 Letter to Shareholders	14

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q3 FY27
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$184 - 190
Stock-based compensation expense	(21)
Acquisition-related costs	(9)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$152 - 158

Q2 FY27 Letter to Shareholders	15